Number: C0749875

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that CULTIVAR HOLDINGS INC. changed its name to PREDICTMEDIX INC. on April 9, 2020 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On April 9, 2020

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE